EXHIBIT 99.1

ENGlobal Announces Second Quarter Financial and Operating Results

HOUSTON, TX / ACCESSWIRE / August 8, 2024 / ENGlobal Corporation (NASDAQ:ENG) today announced results for the quarter ended June 29, 2024.

ENGlobal’s emphasis on refocusing its business on its core engineering, automation, systems integration, and government services businesses continued in the second quarter with steady progress on operational and financial fronts.

Through a continued reduction in costs and a focus on margins, ENGlobal financials continue to improve. While the Company reported a net loss of $1.2 million for the three-months ended June 29, 2024, that is an improvement compared to a loss of $1.4 million in the first quarter of 2024 and $4.3 million in the second quarter of 2023. For the first six months of 2024, the Company reported a net loss of $2.6 million, compared to a loss of $10.7 million in the first six months of 2023.

“While we still have a lot of work to do, we continue to make progress in our quest for profitability,” said William A. Coskey, P.E., Chairman and Chief Executive Officer of ENGlobal. “The conclusion of legacy, money losing projects; our continued acute focus on corporate efficiency; and new, higher margin business opportunities should provide us a path to reach run rate profitability by year-end. We continue to explore options to improve our cash position as well as strategic growth opportunities as both are critically important to ENGlobal’s future.”

Revenues for the three-months ended June 29, 2024 were $6.1 million, a decrease of 37% from the same period a year ago and down 6% when compared to the first quarter of 2024. The year-over-year decline is primarily the result of the decision to stop self-performing fabrication, construction and field services projects which were not profitable. Revenues for the six-months ended June 29, 2024 were $12.7 million, compared to $22.9 million in the year-ago period.

Gross profit for the three-months ended June 29, 2024 was $0.8 million, an increase $1.2 million when compared to a gross loss of $(0.4) million in the second quarter of 2023. Gross profit for the six-month period ending June 29, 2024 was $1.2 million, compared to gross loss of $(2.2) million in the first six months of 2023.

Selling, General and Administrative expense for the three-months ended June 29, 2024 was $1.9 million, a reduction of $2 million, or 52%, when compared to $3.9 million in the year-ago period. For the six months ended June 29, 2024, SG&A expense declined $4.4 million, or 53%, to $3.9 million from $8.3 million.

“Our efforts to reduce costs are having an impact on our income statement,” added Coskey. “We have reduced our labor expense by nearly 40% and made significant reductions in leasehold and technology expense. We continue to fine tune our cost structure and expect these reductions to continue to help our goal to reach profitability by year-end.”

Backlog as of June 29, 2024 was approximately $7.7 million with new bookings of $3.3 million in the second quarter.

“While our backlog declined in the second quarter, a portion of the decline is related to a repositioning of our engineering business,” said Coskey. “Our overall business development opportunities remain solid with a number of strong prospects across our business units. While we are watching the macroeconomic indicators carefully, we are optimistic about backlog growth in the second-half of the year and into 2025.”

A renewed area of focus for ENGlobal’s engineering and automation and integration groups is the increasing demand for electric power that will be required as new technologies and related data centers and warehousing continue to grow. ENGlobal recently entered into a Master Services Agreement (“MSA”) with a regional provider of power infrastructure construction solutions for data center developers and other applications. ENGlobal’s engineering team can partner with electric power developers and construction companies to provide a full range of electrical and civil-structural engineering services while the Company’s automation and integration group has a wide-range of control station solutions for sub-stations and other power facilities for clients.

“While we remain focused on growing our core energy and government related businesses, we believe the acceleration of new technologies and growth in regional data centers offer a distinct business opportunity for ENGlobal,” concluded Coskey. “We will accelerate our marketing activities related to these opportunities as well as look for strategic opportunities to expand our capabilities in and around the growing demand for new sources and delivery infrastructure for electric power.”

“We continue to make slow but steady progress in repositioning ENGlobal for the future, a process that has presented unexpected challenges but that have been met head-on by our team,” concluded Coskey. “In the second half of the year our goals are to continue our quest for run-rate profitability by year-end, inject additional liquidity into our business and continue to look for strategic opportunities to responsibly grow our Company. Our core group of ENGlobal team members is incredibly loyal and extremely capable of returning our Company to profitability. Our focus now is on finding the right partners to allow us to achieve those goals.”

About ENGlobal

ENGlobal Corporation is a provider of innovative, delivered project solutions primarily to the energy industry. ENGlobal operates through two reportable segments: Commercial and Government Services. The Commercial segment provides engineering, design, fabrication, construction management and integration of automated control systems. The Government Services segment provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry. Further information about the Company and its businesses is available at www.englobal.com.

For further information, please email ir@englobal.com.

Cautionary Note Regarding Forward-Looking Statements

The statements above regarding the Company's expectations, including those relating to its future results, its future operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.